STATE OF LOUISIANA

PARISH OF LAFAYETTE

CHANGE IN CONTROL AGREEMENT

AGREEMENT MADE as of the 30th day of May, 2017 by and between MIDSOUTH BANCORP, INC., a Louisiana corporation, domiciled in Lafayette, Lafayette Parish, Louisiana, represented herein by its agent, Jake Delhomme (hereinafter sometimes referred to as “MIDSOUTH”), on behalf of MIDSOUTH and its subsidiaries, and LORRAINE MILLER, of full age of majority, (hereinafter sometimes referred to as “EXECUTIVE”), by these presents do agree and contract that:

1.

This Agreement is effective as of the date set forth above and shall continue until the earlier of (i) the payment of all amounts owed hereunder or (ii) the termination of EXECUTIVE’s employment under circumstances under which the EXECUTIVE is not entitled to receive any amounts hereunder.

2.

If, during the term of this Agreement, MIDSOUTH terminates the EXECUTIVE’s employment without Cause or the EXECUTIVE terminates the EXECUTIVE’s employment for Good Reason, in either case upon or within two years after a Change in Control (“Separation Upon Change in Control”), subject to Sections 7 and 8 below, the EXECUTIVE shall be entitled to receive payment of the EXECUTIVE'S Annual Base Salary as in effect immediately preceding the date of the EXECUTIVE’s termination of employment (or, if greater, the EXECUTIVE’s Annual Base Salary as in effect immediately preceding any action by MIDSOUTH described in Section 2(iii)(C) below for which the EXECUTIVE has terminated the EXECUTIVE’s employment for Good Reason) for 12 months, such period to commence immediately following termination of the EXECUTIVE’s employment and such payment to be payable in accordance with the established payable practices of MIDSOUTH (but no less frequently than monthly) beginning on the first payroll date immediately following termination of the EXECUTIVE’s employment. Notwithstanding the foregoing, MIDSOUTH and the EXECUTIVE can agree for the payment to be paid in a single lump-sum payment as soon as administratively practicable (and no later than 30 days) after termination of the EXECUTIVE’s employment, if and only if payment in a single lump sum would not violate Section 409A of the Code. For purposes of this section the term "Change in Control" shall mean a change in the ownership of MIDSOUTH or in a substantial portion of the assets of MIDSOUTH (but not solely the effective control of MIDSOUTH) within the meanings set forth in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

For purposes of this Agreement,

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(i) “Annual Base Salary” shall mean the aggregate annual base salary the Executive is entitled to receive from MIDSOUTH and its subsidiaries;
(ii) “Cause” shall mean, as determined by the Board of Directors of MIDSOUTH in good faith, any of the following: (A) the EXECUTIVE’s willful misconduct or gross negligence in connection with the performance of the EXECUTIVE’s duties which the Board of Directors of MIDSOUTH believes does or is likely to result in material harm to MIDSOUTH or any of its subsidiaries; (B) the EXECUTIVE’s misappropriation or embezzlement of funds or property of MIDSOUTH or any of its subsidiaries; (C) the EXECUTIVE’s fraud or dishonesty with respect to MIDSOUTH or any of its subsidiaries; (D) the EXECUTIVE’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty; or (E) the EXECUTIVE’s breach of fiduciary duties owed to MIDSOUTH or any of its subsidiaries; provided, however, the EXECUTIVE shall not be deemed to have been terminated for Cause hereunder unless and until there has been delivered to the EXECUTIVE a letter from the Board of Directors of MIDSOUTH finding that the EXECUTIVE has engaged in the conduct set forth in any of the preceding clauses and specifying the particulars thereof in detail and a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Board of Directors of MIDSOUTH who are not officers of MIDSOUTH at a meeting of the Board of Directors called and held for such purpose or such other appropriate written consent (after reasonable notice to the EXECUTIVE and an opportunity for the EXECUTIVE, together with the EXECUTIVE’s counsel, to be heard before the Board of Directors of MIDSOUTH), finding that the EXECUTIVE has engaged in such conduct and specifying the particulars thereof in detail; and
(iii) “Good Reason” shall mean, without the EXECUTIVE’s consent, any of the following: (A) any action taken by MIDSOUTH or its subsidiaries which results in a material reduction in the EXECUTIVE’s authority, duties or responsibilities, (B) the assignment to the EXECUTIVE of duties that are materially inconsistent with EXECUTIVE’s authority, duties or responsibilities; (C) any material decrease in the EXECUTIVE’s Annual Base Salary or annual bonus opportunity or the benefits generally available to the class of employees that includes the EXECUTIVE (whether payable or provided by MIDSOUTH or any of its subsidiaries), (D) the relocation of the EXECUTIVE to any principal place of employment other than EXECUTIVE’s current place of employment as of the date hereof that would require an additional commute of 50 or more miles or (E) the failure by MIDSOUTH or any of its subsidiaries to pay to the EXECUTIVE any portion of the EXECUTIVE’s Annual Base Salary, annual bonus or other benefits within 10 days after the date the same is due; provided, however, that the EXECUTIVE must give MIDSOUTH notice of any event or condition that would constitute “Good Reason” within 30 days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice MIDSOUTH and its subsidiaries shall have 30 days to remedy such event or condition, and if such event or condition is not remedied within such 30-day period, any termination of employment by the EXECUTIVE for “Good Reason” must occur within 30 days after the period for remedying such condition or event has expired.

3.

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(a)
EXECUTIVE agrees that during his employment with MIDSOUTH and for a period of twelve months following a Separation Upon Change in Control, without the prior written consent of MIDSOUTH, EXECUTIVE shall refrain, directly or indirectly, and whether as a principal, agent, executive or otherwise, alone or in association with any other person or entity, from carrying on or engaging in a business similar to that of MIDSOUTH and/or from soliciting customers of MIDSOUTH within the Designated Area, so long as MIDSOUTH carries on a like business therein. For the purposes of this Agreement, if EXECUTIVE becomes employed by a competing business, regardless of whether or not EXECUTIVE is an owner or equity interest holder of that competing business, then EXECUTIVE shall be deemed to be carrying on or engaging in a business similar to that of MIDSOUTH.

(b)	Definition of Designated Area. The term "Designated Area" shall mean the following Louisiana parishes: Lafayette, East Baton Rouge, Terrebonne, and Calcasieu.

(c)	Definition of Business of MIDSOUTH. For the purposes of this Agreement, the "business" of MIDSOUTH shall be defined as: Banking as carried on by MIDSOUTH and its subsidiaries.

(d)
In the event that EXECUTIVE breaches the terms of this noncompetition and nonsolicitation agreement, as set forth in this paragraph, in addition to any other injunctive or monetary relief available to MIDSOUTH as a result of said breach, as specified in section (e) below, MIDSOUTH’S obligation to continue paying any installment payments still owed in accordance with this Agreement shall immediately cease and the EXECUTIVE shall be required to repay to MIDSOUTH the gross amount (before tax withholdings) of any payments previously made under this Agreement.

(e)
In the event of a breach, or a threatened breach, of any aspect of this noncompetition and nonsolicitation covenant contained in this paragraph 3, MIDSOUTH shall, in addition to all other remedies, be entitled to: (i) a temporary, preliminary, and/or permanent injunction against such breach without the necessity of showing any actual damages or any irreparable injury, (ii) a decree for the specific performance of this covenant, and/or (iii) damages, attorney’s fees and costs.

4.

This Agreement shall supersede the terms of any prior employment agreement or understanding between EXECUTIVE and MIDSOUTH relating solely to severance in connection with the termination of the EXECUTIVE’s employment on or within two years after a Change in Control, including, but not limited to, MIDSOUTH’s Severance Plan in which EXECUTIVE shall not be entitled to participate during such time and that certain Employment Agreement, dated April 15, 2015, among EXECUTIVE, MIDSOUTH and MidSouth Bank, N.A.. This Agreement shall not supersede any of EXECUTIVE’s eligibility for health and welfare benefits including Cobra,

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nor supersede any short-term and long-term incentive compensation agreements entered by MIDSOUTH and Executive. No amendment or modification of the terms of this Agreement shall be binding or effective unless expressed in writing and signed by each party.

5.

This Agreement shall be construed in accordance with and governed by the laws of the State of Louisiana.

6.

It is understood and agreed that should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its fullest extent, or should any portion of any clause or paragraph of this Agreement be deemed to be unreasonable or unlawful, then said clause shall be reformed and enforced to the maximum extent permitted by law. In the event that such portion of any clause or paragraph be deemed incapable of reform, the offending language shall be severed, and the remaining terms and provisions of this Agreement shall remain unaffected, valid, and enforceable for all purposes.

If any of the provisions contained in Paragraph 3 of this Agreement are found by a court of competent jurisdiction to exceed the maximum enforceable (i) periods of time, (ii) geographic areas of restriction, (iii) scope of noncompetition or nonsolicitation, and/or (iv) description of MIDSOUTH’S business, or for any other reason, then such unenforceable element(s) of this Agreement shall be reformed by such court and reduced to the maximum periods of time, geographic areas of restriction, scope of noncompetition or nonsolicitation and/or description of MIDSOUTH’s business that is permitted by law.

7.

It is intended that any payment or benefit which EXECUTIVE is to be paid or provided in connection with the Agreement which is considered to be non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, an amended (the “Code”), shall be paid and provided in a manner, and at such time, as complies with, or is exempt from, the applicable requirements of Section 409A of the Code. In connection with effecting such compliance with, or exemption from, Section 409A of the Code, the following shall apply:

(a)
Neither EXECUTIVE nor MIDSOUTH shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with, or exempt from, Section 409A of the Code.

(b)
If EXECUTIVE is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment or provision of benefits in connection with EXECUTIVE’s separation from service (as determined for purposes of Section 409A of the Code) shall not be made until six months after EXECUTIVE’s separation from

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service or, if earlier, EXECUTIVE’s death (the “409A Deferral Period”) as and only to the extent required by Section 409A of the Code. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

(c)
For purposes of determining time of (but not entitlement to) the payment or provision of deferred compensation under this Agreement that is subject to Section 409A of the Code in connection with the termination of EXECUTIVE’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that EXECUTIVE will not perform any further services after that date or that the level of bona fide services that EXECUTIVE will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services EXECUTIVE performed over the immediately preceding thirty-six (36) month period.

(d)
A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve-month period ending on the specified employee identification date designated by MIDSOUTH consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

(e)
If any amount payable under this Agreement qualifies as exempt separation but exceeds two times the limit set forth in Section 401(a)(17) of the Code, the portion of the payment that shall be deemed to constitute exempt separation pay shall be the amounts paid earliest in time.

8.

Notwithstanding any other provision of this Agreement, the EXECUTIVE’s right to receive any payments under Section 2 of this Agreement in the event of a Separation Upon a Change in Control, is contingent upon and subject to: (i) any restrictions imposed upon MIDSOUTH or its subsidiaries by law or any regulatory bodies with authority over MIDSOUTH or its subsidiaries and (ii) the EXECUTIVE signing and delivering to MIDSOUTH a complete general release of all claims in a form acceptable to MIDSOUTH, and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within the 60 days following the date of the Separation Upon a Change in Control.  Any payments to be made under Section 2 of this Agreement prior to the date the Release becomes effective and irrevocable shall be accumulated and paid in a lump sum on the first payroll date occurring after the Release becomes effective and irrevocable, except that, if the 60 days for the EXECUTIVE to deliver the signed Release to MIDSOUTH and the revocation period thereunder to expire without the EXECUTIVE having

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elected to revoke the Release, spans more than one calendar year, none of the payments under Section 2 of this Agreement can commence until the subsequent calendar year.

9.

This Agreement shall not be deemed to constitute an employment contract between MIDSOUTH and EXECUTIVE, and nothing herein shall be deemed to give EXECUTIVE the right to continue in the employ of MIDSOUTH or its subsidiaries or interfere with the right of MIDSOUTH or its subsidiaries to discharge EXECUTIVE at any time.

10.

This Agreement may be modified or amended only in writing signed by the EXECUTIVE and a duly authorized agent of MIDSOUTH’S Board of Directors in his official capacity representing the Board.

[Signature Page Follows]

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Dated and Executed this 30th day of May 2017.

EXECUTIVE:

/s/ Lorraine Miller
LORRAINE MILLER

MIDSOUTH BANCORP, INC.

BY: /s/ Jake Delhomme
JAKE DELHOMME

[Signature Page to Change of Control Agreement]

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